December 5, 2014

David Sankaran Sparks, NV

Dear Dave,

On behalf of Rocket Fuel Inc. (“Rocket Fuel”), I am pleased to offer you full-time employment with Rocket Fuel on the terms and conditions contained in this letter (the “Offer Letter”). Your title will be Chief Financial Officer and you will report to me. You will work out of the Redwood City office.

Compensation and Benefits

Your annual salary will be $320,000.00 and will be paid in accordance with Rocket Fuel’s normal payroll
procedures. In addition, you will be eligible for a bonus of 60% of your base salary, subject to your    continued employment through the date the bonus is earned pursuant to the terms of Rocket Fuel’s
Executive Incentive Compensation Plan. This bonus is not part of your base compensation and Rocket Fuel reserves the right to adjust the amount at any time.

In addition, we will offer a relocation assistance payment of $10,000 (the “Relocation Payment”) to be paid in your first paycheck. In addition, to further assist with your relocation to the Redwood City area, Rocket Fuel will reimburse your reasonable documented hotel and travel expenses relating to your relocation that are incurred by you no later than the 45th day following your first day of employment with Rocket Fuel. You will also be eligible to participate in Rocket Fuel’s complete package of employee benefits that are generally made available to all of Rocket Fuel’s full-time employees. Details about these benefit plans will be made available for your review. You should note that Rocket Fuel may modify or terminate benefits from time to time, as it deems necessary or appropriate.

Additionally, following your start date, it will be recommended to the Board of Directors of Rocket Fuel (the “Board”) or the Compensation Committee of our Board (the “Committee”) that you be granted an award (the “Initial RSU Award”) of 42,000 restricted stock units (“RSUs”). An award of RSUs gives you the right to receive shares of Rocket Fuel common stock upon vesting. Your Initial RSU Award will be subject to the terms and conditions of the Rocket Fuel equity plan under which it is granted, as well as the terms and conditions, including vesting schedule, of an RSU award agreement that will be provided to you as soon as practicable after the grant of the Initial RSU Award, and the Equity Acceleration provisions below.

Also, following your start date, it will be recommended to the Board or the Committee that you be granted an option (the “Initial Option Award”) to purchase 84,000 shares of Rocket Fuel’s common stock at a price per share equal to the fair market value per share of Rocket Fuel’s common stock on the date of grant, as determined in accordance with the Rocket Fuel equity plan under which it is granted. The Initial Option Award will be subject to the terms and conditions of the Rocket Fuel equity plan under which it is granted, as well as the terms and conditions, including vesting schedule, of a stock option agreement that will be provided to you as soon as practicable after the grant of the Initial Option Award, and the Equity Acceleration provisions below.

Cash Severance

If within 12 months following a Change in Control (as such term is defined in the Plan), you are terminated: (i) by Rocket Fuel or a successor without Cause (defined below) and other than a termination due to your death or Disability (as such term is defined in the Rocket Fuel 2013 Equity Incentive Plan
(“Plan”)), or (ii) by you for Good Reason (defined below), then, subject to the provisions of Exhibit A, you will be eligible to receive: (A) a severance payment equal to three months of your then-current salary plus 25% of your then-current annual target bonus amount, and (B) a payment equivalent to the product of (1) the cash cost (measured as of immediately prior to your termination) of three months of the premiums required to receive the same level of health coverage (i.e., medical, dental and vision) as in effect for you, and if applicable, your dependents, on your date of termination had you elected to continue such group health insurance coverage under Rocket Fuel’s group health insurance plan(s) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (2) 1.5 (the “Special Severance Payment”, and together with the severance referenced in (i), the “Severance Payments”). You may, but are not obligated to, use such Special Severance Payment toward the cost of COBRA premiums.

Equity Acceleration

If within 12 months following a Change in Control (as such term is defined in the Plan), your status as a Service Provider (as such term is defined in the Plan) is terminated: (i) by Rocket Fuel (or any successor) without “Cause” (as defined below); (ii) by you for “Good Reason” (as defined below); or (iii) due to your death or Disability (as such term is defined in the Plan), then, subject to the provisions of Exhibit A: (A) with respect to the Initial Option Award, the additional number of shares subject to the Initial Option Award that would have vested over the two-year period following such termination had you remained a Service Provider through such date will vest and become exercisable, and (B) with respect to the Initial RSU Award, an additional number of RSUs that would have vested over the two-year period following such termination had you remained a Service Provider through such date will vest (and for purposes of determining the number of accelerated RSUs, assuming that the Initial RSU Award had been scheduled to vest in equal monthly installments over a four-year period from the vesting commencement date) (the accelerated vesting referred to in (A) and (B), together, the “Equity Acceleration”). For purposes of clarification, the Equity Acceleration will apply to the Initial Option Award and the Initial RSU Award and to any subsequent equity awards granted to you by Rocket Fuel (if any).

Please note that your eligibility for the Severance Payments and the Equity Acceleration under this Offer Letter is subject to your execution of a release of claims in a form approved by Rocket Fuel and the Section 409A provisions of this Offer Letter, each as described in Exhibit A to this Offer Letter. All payments and benefits under the Offer Letter are subject to applicable tax withholdings.

For purposes of this Offer Letter, “Cause” means (i) any act of dishonesty made by you in connection with your responsibilities as an employee or other service provider; (ii) your conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude;
(iii)your gross misconduct or negligence; (iv) your willful and continued failure to substantially perform your principal duties and/or obligations of employment to Rocket Fuel (or any successor); or (v) your

unauthorized use or disclosure of any proprietary information or trade secrets of Rocket Fuel or any other     party to whom you owe an obligation of nondisclosure as a result of your relationship with Rocket Fuel.

For purposes of this Offer Letter, “Good Reason” means your resignation from employment within 30 days following the expiration of any Rocket Fuel cure period (discussed below) following the occurrence of one or more of the following without your consent: (i) the assignment to you of any duties or the reduction of your duties, or your removal from your position or responsibilities, in each case, which results in a material diminution in your position or responsibilities with Rocket Fuel (or any successor) as in effect immediately prior to such assignment; (ii) a material reduction by Rocket Fuel of your base salary as in effect immediately prior to such reduction; or (iii) a material relocation of your principal place of performing your duties as a Service Provider of Rocket Fuel; provided that a relocation that is not more
than 50 miles will not be considered material for this purpose. In order for an event to qualify as “Good     Reason”, you must not terminate your service without first providing Rocket Fuel (or any successor) with     written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than 30 days following the date of such notice.

Miscellaneous

As a Rocket Fuel employee, you will be expected to abide by Rocket Fuel rules and regulations and sign and comply with Rocket Fuel’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement that, among other things, prohibits the unauthorized use or disclosure of Rocket Fuel proprietary information.

We also ask that, if you have not already done so, you disclose to Rocket Fuel any and all agreements relating to your prior employment that may affect your eligibility to be employed by Rocket Fuel or limit the manner in which you may be employed. It is Rocket Fuel’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.

In addition, you agree that, during the term of your employment with Rocket Fuel, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which Rocket Fuel is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Rocket Fuel. Similarly, you agree not to bring any third-party confidential information to Rocket Fuel, including that of your former employer, and that you will not in any way utilize any such information in performing your duties for us.

By signing below, you agree that your employment with Rocket Fuel is an employment “at will.” Employment “at will” means either party may terminate the relationship at any time for any reason whatsoever, with or without cause or advance notice. Rocket Fuel reserves the right to revoke this offer should it not receive a satisfactory reference check and background screen for you.

You will be required to complete Form I-9 in accordance with the Immigration Reform and Control Act of 1986. You are required to complete Section 1 of the Form I-9 on or before your first day of employment and to present, within 72 hours of hire, verification of your identity and legal right to work in the United States. On your first day of employment, bring original documents to verify your employment eligibility- please refer to the I-9 form for a list of acceptable documents.

This Offer Letter will be governed by the laws of the State of California, without reference to rules relating to conflicts of law.

This Offer Letter, together with the Proprietary Information and Inventions Agreement, is the entire agreement between you and Rocket Fuel with respect to your employment and supersedes any other agreements or promises made to you by anyone, whether oral or written. This Offer Letter may not be
Board.

Please sign and date this Offer Letter and return one copy to Rocket Fuel by December 6, 2014 if you wish to accept employment under the terms described above. If you accept our offer, the first day of your
employment will begin on December 15 2014. This offer of employment will terminate if it is not    accepted, signed and returned to me by December 6, 2014.

We welcome you to the Rocket Fuel team and look forward to your contribution to Rocket Fuel’s success. If you have any questions regarding this letter, feel free to contact me at any time.

Sincerely,

George John CEO

AGREED TO AND ACCEPTED:

Signature    Date 12/6/14

/s/ David Sankaran

David Sankaran
Printed Name

EXHIBIT A

To the extent any severance payments or benefits will be made under this Offer Letter, including, but not limited to, the Severance Payments and the Equity Acceleration (together, the “Severance”), such Severance will be delayed as necessary pursuant to (A) the Release Requirement and (B) the provisions of Section 409A of the of the Internal Revenue Code of 1986, as amended and the final regulations and any guidance promulgated thereunder and any applicable state law equivalents (“Section 409A”), each as outlined below. Release Requirement
The receipt of any Severance pursuant to this Offer Letter is subject to you signing and not revoking a standard release of claims with Rocket Fuel in a form approved by Rocket Fuel (the “Release”) and provided that such Release becomes effective and irrevocable no later than 60 days following your termination of employment (such deadline, the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, you will forfeit any rights to Severance or benefits under this Offer Letter. In no event will Severance or benefits be paid or provided until the Release becomes effective and irrevocable.

Section 409A

(i)This Offer Letter and all payments and benefits hereunder are intended to be exempt from or otherwise comply with Section 409A so that none of the Severance and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted in that manner. References to your “termination of employment” will refer to your “separation from service” as defined in Section 409A.

(ii)Any Severance under this Offer Letter will be paid on, or, in the case of installments, will not commence until, the Release Deadline Date, or, if later, such time as required by clause (iii) below, except that the acceleration of vesting of options will become effective on the date the Release becomes effective and irrevocable. Except as required by clause (iii) below, any installment payments that would have been made to you during the sixty-day period immediately following your separation from service but for the preceding sentence will be paid to you on the Release Deadline Date and the remaining payments shall be made as provided in this Offer Letter.

(iii)Further, if and to the extent necessary to avoid subjecting you to an additional tax under Section 409A, payment of all or a portion of the payments that constitute deferred compensation under Section 409A (the “Deferred Payments”), if any, that otherwise would be payable to you within the first six months following your termination of employment will instead be delayed until the date that is six months and one-day following your termination of employment (except where your termination of employment is due to your death). All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Offer Letter is intended to constitute a separate payment for purposes of the Section 409A-related regulations.

(iv)The reimbursement of relocation expenses pursuant to the terms of this Offer Letter are intended to be exempt from Section 409A pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations and therefore to be entitled to such reimbursements, you are required to remain an employee of Rocket Fuel on the date the reimbursement is actually paid to you. However, to the extent that such payments, or any other reimbursement or in-kind benefit under

this Offer Letter or under any other reimbursement or in-kind benefit plan or arrangement in which you     participate during your employment or thereafter, provide for a “deferral of compensation” within the meaning of Section 409A and does not otherwise comply with Section 409A, (A) the amount eligible for reimbursement or in-kind benefit in one calendar year may not affect the amount eligible for     reimbursement or in-kind benefit in any other calendar year (except that a plan providing medical or health benefits may, to the extent permitted by Section 409A, impose a generally applicable limit on the amount that may be reimbursed or paid), (B) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit or payment, (C) subject to any shorter time periods provided in this Offer Letter or in the applicable reimbursement arrangement, any such reimbursement of an expense or in-kind benefit must be made on or before the last day of your taxable
year following your taxable year in which the expense was incurred, and (D) except as specifically     provided herein or in the applicable reimbursement arrangement, any such reimbursements or in-kind benefits must be for expenses incurred and benefits provided during your employment.

(v)You and Rocket Fuel agree to work together to consider amendments to this Offer Letter and to take such reasonable actions to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to you. In no event will Rocket Fuel reimburse you for any taxes that may be imposed on you as a result of Section 409A.